Exhibit 99.1

PRESS RELEASE

CONTACT:

Investors
Mike Smith
719-637-5773
michael.smith@vectrus.com

Media
George Rhynedance
719-637-4182
george.rhynedance@vectrus.com

Vectrus reports third quarter 2016 financial results

•	Diluted earnings per share of $0.60, driven by operating margin of 3.9 percent

•	Year-to-date net cash provided by operating activities of $33.5 million

•	Strong days sales outstanding of 55 days

•	Voluntary debt payment of $8 million in the quarter, $10 million year-to-date

COLORADO SPRINGS, Colo., Nov. 8, 2016 — Vectrus, Inc. (NYSE:VEC) announced third quarter 2016 results, which included revenue of $283.8 million, operating income of $11.2 million and diluted earnings per share of $0.60. As of Sept. 30, 2016, year-to-date net cash provided by operating activities was $33.5 million, an improvement of $23.5 million year-over-year. Funded orders were $76.8 million in the third quarter 2016.
“We are pleased with our financial performance in the quarter,” said Ken Hunzeker, chief executive officer and president of Vectrus. “Our business continues to generate consistent cash flow and we have capitalized on our strong cash collections in order to make additional voluntary debt payments during the quarter.”

K-BOSSS and APS-5 Contract Update
On Sept. 29, 2016, Vectrus announced that the company was not selected as the Army's provider for the Kuwait-Base Operations and Security Support Services contract re-compete (K-BOSSS 2.0). Subsequent to the end of the quarter, on Oct. 11, 2016, Vectrus submitted a post-award protest to the Government Accountability Office on the K-BOSSS 2.0 solicitation.

Exhibit 99.1

On Nov. 7, 2016, Vectrus was notified by the Department of the Army that it was taking corrective action to resolve the K-BOSSS 2.0 protest. The Army stated in its notification, “As part of the corrective action, the Army will amend the solicitation to clarify its requirement, request revised proposals from the existing offerors based on the amended solicitation, conduct discussions if necessary, and issue a new award decision.”

Through Sept. 30, 2016, K-BOSSS contributed $323 million, or approximately 36 percent of Vectrus revenue. Additionally, the K-BOSSS contract currently runs through Dec. 28, 2016, with an option to extend through March 28, 2017.

On Sept. 1, 2016, Vectrus announced that the company was not selected for the renewal of the Army Pre-Positioned Stocks-5 Kuwait contract, which was combined with the APS-5 Qatar contract for the award. Vectrus filed a post-award protest with the GAO on the APS-5 Kuwait/Qatar solicitation on Sept. 13, 2016. The GAO has up to 100 days to issue a written decision. Accordingly, the company expects that decision no later than Dec. 22, 2016.

Through Sept. 30, 2016, the APS-5 Kuwait contract contributed $134 million, or approximately 15 percent of Vectrus revenue. On Oct. 26, 2016, Vectrus received a contract modification worth $46 million to extend the performance of the APS-5 Kuwait contract through Feb. 28, 2017.

Workforce Reduction and Realignment of Effort
On Oct. 18, 2016, Vectrus announced a corporate reduction in force and realignment of effort. The reduction resulted in the elimination of 64 positions at Vectrus headquarters. In addition, the company reported an additional 18 open or unfilled positions that had been eliminated throughout the year. The corporate realignment, building on organizational actions initiated earlier in the year, places critical business functions closer to customers and programs, to improve the ability to secure future contract awards.

The financial implications of these actions include an approximate $2 million severance expense in the fourth quarter of 2016, and an anticipated annual savings of $8 million related to the actions. The company expects to realize additional savings in 2017 through reductions in non-labor discretionary expenditures.

Balance Sheet and Liquidity
During the quarter, Vectrus paid $11.5 million in principal on its term loan, of which $8 million was voluntary. As of Sept. 30, 2016, Vectrus had a ratio of total consolidated indebtedness to consolidated EBITDA (total leverage ratio) of 1.76 to 1.00 and was in compliance with all covenants related to its senior secured credit facilities. Total debt now stands at $93.5 million.

“We have aggressively focused on reducing our leverage profile through both mandatory and voluntary debt payments,” said Hunzeker. "We reached the upper end of our previously communicated 2016 voluntary debt payment range of $8 to $10 million ahead of schedule.”

In April 2016, Vectrus amended its credit agreement, which resulted in more favorable covenants. Among other things, the amendment modified the total leverage ratio covenant, which requires the total leverage ratio during any consecutive four fiscal quarter periods from Jan. 1, 2017, through Dec. 2017, not be greater than 3.0 to 1 during any such period. The previous agreement required the total leverage ratio not to exceed 2.75 to 1 during any such period.

“Our business generates consistent cash flow and we remain confident in our ability to meet our financial obligations,” said Hunzeker.

Exhibit 99.1

Pipeline and New Business
“We have approximately $1.5 billion of proposals submitted and pending potential award, and plan to submit bids on about $7 billion of new opportunities over the next twelve months and we expect to hear award decisions on roughly $1 billion of bids in the next six to nine months," said Hunzeker. “The actions taken earlier this year in conjunction with the efforts announced in October, complete our strategic realignment and positions us to improve our probability of success on new pursuits.”

Additionally, after protracted protest litigation, the Danish subsidiary owned by Vectrus is currently in discussions with the Air Force regarding commencement of the Thule Base Maintenance Contract next year. “We are looking forward to providing the Air Force with an affordable and robust solution while adding this new work to our backlog and recognizing the associated revenue,” said Hunzeker.

Third Quarter 2016 Results

•	Revenue of $283.8 million

•	Operating income of $11.2 million

•	Operating margin of 3.9 percent

•	Diluted earnings per share of $0.60

Third quarter 2016 revenue of $283.8 million decreased $15.3 million, or 5.1 percent, compared to the third quarter 2015. This change was primarily driven by a $25.8 million decrease in revenue from our Afghanistan programs and a $12.4 million decrease from U.S. and European programs. This was partially offset by an increase in our Middle East programs of $22.9 million for the third quarter 2016, as compared to the same period in 2015.
Operating income was $11.2 million, or 3.9 percent operating margin, in the third quarter 2016, compared to $8.5 million, or 2.8 percent operating margin, in the third quarter 2015. In the third quarter 2015, adjusted operating income1 was $11.8 million, or 3.9 percent adjusted operating margin1. There were no adjustments to operating income in 2016.
Third quarter 2016 diluted EPS were $0.60 compared to $1.29 in 2015, and adjusted diluted EPS1 were $0.65 in the third quarter 2015. There were no adjustments to diluted earnings per share in 2016.
Year-to-date Sept. 30, 2016, net cash provided by operating activities was $33.5 million compared to $10.0 million during the same period in 2015.
“Year-to-date net cash provided by operating activities improved by $23.5 million, driven by strong cash collections in 2016," said Matt Klein, chief financial officer at Vectrus. “We continue to see strong collections, achieving 55 days sales outstanding during the quarter. We do not expect DSO to remain at 55 days. As we grow our business and start up new contracts, we anticipate DSO in the low 60s.”
As of Sept. 30, 2016, Vectrus total backlog was $2.1 billion and funded backlog was $768 million.
During the first quarter 2016 conference call, the company announced that it would no longer report Afghanistan-related revenue and operating income separately from non-Afghanistan-related revenue or non-Afghanistan-related operating income on future conference calls as it has become a

Exhibit 99.1

less material portion of the business unless required to explain overall company variances in the reported period.

2016 Guidance
The lower end of the revenue range increases to $1,190 million from $1,180 million. The upper end of operating margin decreases to 3.8 percent from 3.9 percent primarily due to severance expense expected in the fourth quarter. As a result, the diluted EPS range changes to $2.12 to $2.28 per share, from $2.07 to $2.32 per share.

“We expect net cash provided by operating activities to remain unchanged from prior guidance and down slightly from the third quarter results due to planned cash payments for taxes and other contract liabilities not incurred in prior quarters," said Klein.

(in millions, except operating margin and diluted EPS)	(Prior) 2016 Guidance			(Updated) 2016 Guidance
Revenue	$1,180	to	$1,200	$1,190	to	$1,200
Operating Margin	3.60%	to	3.90%	3.60%	to	3.80%
Diluted EPS [2]	$2.07	to	$2.32	$2.12	to	$2.28
Net cash provided by operating activities	$30	to	$34	$30	to	$34

The Company notes that forward-looking statements of future performance made in this release are based upon current expectations and are subject to factors that could cause actual results to differ materially from those suggested here, including those factors set forth in the Safe Harbor Statement below.

Investor Call
Management representatives will conduct an investor briefing and conference call at 8 a.m. Eastern time on Wednesday, Nov. 9, 2016.

U.S.-based participants may dial in to the conference call at 877-419-6591, while international participants may dial 719-325-4748. Pass code for both is 8483543. For all other listeners, a live webcast of the briefing and conference call will be available on the Vectrus Investor Relations website at http://investors.vectrus.com.

A replay of the briefing will be posted on the Vectrus website shortly after completion of the call, and will remain available for one year. A telephonic replay will also be available through Nov. 23, 2016, at 844-512-2921 (domestic) or 412-317-6671 (international) with pass code 8483543.

###
Footnotes:
1 See “Key Performance Indicators and Non-GAAP Financial Measures” (below).
2 2016 EPS guidance is calculated using the estimated weighted average diluted common shares outstanding of 11.2 million for the year ending December 31, 2016.

Exhibit 99.1

About Vectrus
Vectrus is a leading, global government services company with a history in the services market that dates back more than 70 years. The company provides facility and logistics services, and information technology and network communication services to U.S. government customers around the world. Vectrus is differentiated by operational excellence, superior program performance, a history of long-term customer relationships, and a strong commitment to their mission success. Vectrus is headquartered in Colorado Springs, Colo., and includes about 6,000 employees spanning 132 locations in 18 countries. In 2015, Vectrus generated sales of $1.2 billion. For more information, visit our website at www.vectrus.com or connect with us on Facebook, Twitter, LinkedIn, and YouTube.

Safe Harbor Statement
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995 (the "Act"): Certain material presented herein includes forward-looking statements intended to qualify for the safe harbor from liability established by the Act. These forward-looking statements include, but are not limited to, statements about our revenue, operating margin, EPS and net cash provided by operating activities guidance for 2016, debt payments, expense savings, contract opportunities, bids and awards, collections, business strategy, outlook, objectives, plans, intentions or goals, and any discussion of future operating or financial performance. Whenever used, words such as "may," "are considering," "will," "likely," "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," "target," "could," "potential," "are considering," "continue," or similar terminology are forward-looking statements. These statements are based on the beliefs and assumptions of our management based on information currently available to management. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements, our historical experience and our present expectations or projections. These risks and uncertainties include, but are not limited to: risks and uncertainties relating to the spin-off from our former parent, including whether the spin-off and the related transactions will result in any tax liability; economic, political and social conditions in the countries in which we conduct our businesses; changes in U.S. government military operations, including its operations in Afghanistan; competition in our industry; changes in, or delays in the completion of, U.S. or international government budgets; government regulations and compliance therewith, including changes to the Department of Defense procurement process; changes in technology; protests of new awards; our ability to submit proposals for and/or win potential opportunities in our pipeline; intellectual property matters; governmental investigations, reviews, audits and cost adjustments; contingencies related to actual or alleged environmental contamination, claims and concerns; our success in expanding our geographic footprint or broadening our customer base, markets and capabilities; our ability to realize the full amounts reflected in our backlog and to retain and renew our existing contracts; our maintaining our good relationship with the U.S. government; impairment of goodwill; our performance of our contracts and our ability to control costs; our level of indebtedness; our compliance with the terms of our credit agreement; subcontractor and employee performance and conduct; our teaming arrangements with other contractors; economic and capital markets conditions; any future acquisitions, investments or joint ventures; our ability to retain and recruit qualified personnel; our maintenance of safe work sites and equipment; any disputes with labor unions; costs of outcome of any legal proceedings; security breaches and other disruptions to our information technology and operations; changes in our tax provisions or exposure to additional income tax liabilities; changes in U.S. generally accepted accounting principles; our compliance with public company accounting and financial reporting requirements; timing of payments by the

Exhibit 99.1

U.S. government; and other factors set forth in Part I, Item 1A, – “Risk Factors,” and elsewhere in our 2015 Annual Report on Form 10-K and described from time to time in our future reports filed with the Securities and Exchange Commission. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Exhibit 99.1

VECTRUS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended		Nine Months Ended
	September 30,	September 25,	September 30,	September 25,
(In thousands, except per share data)	2016	2015	2016	2015
Revenue	$283,782	$299,061	$902,359	$869,490
Cost of revenue	257,687	272,224	822,042	791,170
Selling, general and administrative expenses	14,933	18,366	46,046	49,650
Operating income	11,162	8,471	34,271	28,670
Interest (expense) income, net	(1,348)	(1,583)	(4,396)	(4,616)
Income from operations before income taxes	9,814	6,888	29,875	24,054
Income tax expense (benefit)	3,207	(7,140)	10,629	(958)
Net income	$6,607	$14,028	$19,246	$25,012

Earnings per share
Basic	$0.62	$1.33	$1.80	$2.37
Diluted	$0.60	$1.29	$1.76	$2.31
Weighted average common shares outstanding - basic	10,733	10,560	10,688	10,533
Weighted average common shares outstanding - diluted	11,061	10,848	10,966	10,808

Exhibit 99.1

VECTRUS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
(In thousands, except share information)	2016	2015
Assets	(unaudited)
Current assets
Cash	$53,351	$39,995
Receivables	164,035	210,561
Costs incurred in excess of billings	4,957	1,243
Other current assets	8,890	9,708
Total current assets	231,233	261,507
Property, plant, and equipment, net	3,191	4,762
Goodwill	216,930	216,930
Other non-current assets	1,194	1,197
Total non-current assets	221,315	222,889
Total Assets	$452,548	$484,396
Liabilities and Shareholders' Equity
Current liabilities
Accounts payable	$91,269	$122,442
Billings in excess of costs	3,197	6,025
Compensation and other employee benefits	46,160	36,783
Short-term debt	14,000	22,000
Other accrued liabilities	21,675	25,268
Total current liabilities	176,301	212,518
Long-term debt, net	77,809	89,615
Deferred tax liability	85,002	91,343
Other non-current liabilities	1,452	1,610
Total non-current liabilities	164,263	182,568
Total liabilities	340,564	395,086
Shareholders' Equity
Preferred stock; $0.01 par value; 10,000,000 shares authorized; No shares issued and outstanding	—	—
Common stock; $0.01 par value; 100,000,000 shares authorized; 10,735,846 and 10,612,246 shares issued and outstanding	107	106
Additional paid in capital	61,925	58,640
Retained earnings	53,550	34,304
Accumulated other comprehensive loss	(3,598)	(3,740)
Total shareholders' equity	111,984	89,310
Total Liabilities and Shareholders' Equity	$452,548	$484,396

Exhibit 99.1

VECTRUS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Nine Months Ended
(In thousands)	September 30,	September 25,
	2016	2015
Operating activities
Net income	$19,246	$25,012
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization expense	1,453	2,500
Loss on disposal of property, plant, and equipment	402	328
Stock-based compensation	3,542	5,621
Amortization of debt issuance costs	915	555
Changes in assets and liabilities:
Receivables	47,501	(13,862)
Other assets	(2,954)	1,893
Accounts payable	(31,593)	1,994
Billings in excess of costs	(2,828)	7,498
Deferred taxes	(7,138)	(5,306)
Compensation and other employee benefits	9,252	700
Other liabilities	(4,314)	(16,889)
Net cash provided by operating activities	33,484	10,044
Investing activities
Purchases of capital assets	(400)	(769)
Proceeds from the disposition of assets	116	—
Distribution from equity investment	346	—
Net cash provided by (used in) investing activities	62	(769)
Financing activities
Repayments of long-term debt	(20,500)	(16,875)
Proceeds from revolver	74,000	235,500
Repayments of revolver	(74,000)	(235,500)
Proceeds from exercise of stock options	568	107
Proceeds from insurance financing	—	14,857
Repayments of insurance financing	—	(8,061)
Payments of employee withholding taxes on share-based compensation	(651)	(759)
Payment of debt issuance costs	(221)	—
Net cash (used in) financing activities	(20,804)	(10,731)
Exchange rate effect on cash	614	(207)
Net change in cash	13,356	(1,663)
Cash-beginning of year	39,995	42,823
Cash-end of period	$53,351	$41,160
Supplemental Disclosure of Cash Flow Information:
Interest paid	$4,224	$4,381
Income taxes paid	$20,598	$11,129

Exhibit 99.1

Key Performance Indicators and Non-GAAP Financial Measures
The primary financial performance measures Vectrus uses to manage its business and monitor results of operations are revenue trends and operating income trends. In addition, we consider adjusted operating income, adjusted operating margin, adjusted net income and adjusted diluted earnings per share, to be useful to management and investors in evaluating the operating performance for the periods presented, and to provide a tool for evaluating our ongoing operations. This information can assist investors in assessing our financial performance and measures our ability to generate capital for deployment among competing strategic alternatives and initiatives.
Adjusted operating income, adjusted operating margin, adjusted net income and adjusted diluted earnings per share, however, are not measures of financial performance under generally accepted accounting principles in the United States of America (GAAP) and should not be considered a substitute for operating income, net income or diluted earnings per share as determined in accordance with GAAP. Reconciliations of these items are provided below.
“Adjusted operating income” is defined as operating income, adjusted to exclude items that may include, but are not limited to, other income; significant charges or credits that impact current results but are not related to our ongoing operations and unusual and infrequent non-operating items and non-operating tax settlements or adjustments, such as separation costs incurred to become a stand-alone public company.
“Adjusted operating margin” is defined as adjusted operating income divided by revenue.
"Adjusted net income" is defined as net income, adjusted to exclude items that may include, but are not limited to, other income; significant charges or credits that impact current results that are related to our ongoing operations and unusual and infrequent non-operating items and non-operating tax settlements or adjustments, such as separation costs incurred to become a stand-alone public company.
"Adjusted diluted earnings per share" is defined as adjusted net income divided by the weighted average diluted common shares outstanding.

(in thousands, except operating margin and adjusted operating margin)	Three Months Ended		Nine Months Ended
Adjusted Operating Income (Non-GAAP Measure)	September 30, 2016	September 25, 2015	September 30, 2016	September 25, 2015
Operating income	$11,162	$8,471	$34,271	$28,670
Operating margin	3.9%	2.8%	3.8%	3.3%
Separation costs [1] (pretax)	—	—	—	177
Tax Indemnifications [2]	—	3,300	—	3,300
Adjusted operating income	$11,162	$11,771	$34,271	$32,147
Adjusted operating margin	3.9%	3.9%	3.8%	3.7%

[1] Costs incurred to become a stand-alone public company.
[2] Tax Indemnifications in connection with spin-off (see Note 3 to the financial statements in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2016, "Tax Indemnifications").

Exhibit 99.1

(in thousands, except per share data)	Three Months Ended		Nine Months Ended
Adjusted Diluted Earnings Per Share	September 30, 2016	September 25, 2015	September 30, 2016	September 25, 2015
Net income	$6,607	$14,028	$19,246	$25,012
Separation costs [1] (pretax)	—	—	—	177
Tax impact of adjustments	—	—	—	7
Net settlement of uncertain tax positions [2]	—	(6,949)	—	(6,949)
Adjusted net income	$6,607	$7,079	$19,246	$18,247
GAAP EPS - diluted	$0.60	$1.29	$1.76	$2.31
Adjusted EPS - diluted	$0.60	$0.65	$1.76	$1.69

Weighted average common shares outstanding - diluted	11,061	10,848	10,966	10,808

[1] Costs incurred to become a stand-alone public company.
[2] Net settlement of uncertain tax positions due to resolution of examinations of tax returns of our former parent (see Note 3 to the financial statements in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2016, "Uncertain Tax Positions").

Exhibit 99.1

SUPPLEMENTAL INFORMATION

	Three Months Ended				Nine Months Ended
(In thousands)	September 30, 2016		September 25, 2015		September 30, 2016		September 25, 2015
Military branch	Revenue	% of Total	Revenue	% of Total	Revenue	% of Total	Revenue	% of Total
Army	$241,601	85%	$273,372	92%	$762,818	84%	$790,567	91%
Navy/Marines	5,482	2%	7,001	2%	14,975	2%	20,919	2%
Air Force	36,699	13%	18,688	6%	124,566	14%	58,004	7%
Total Revenue	$283,782		$299,061		$902,359		$869,490

	Three Months Ended				Nine Months Ended
(in thousands)	September 30, 2016		September 25, 2015		September 30, 2016		September 25, 2015
Contract type	Revenue	% of Total	Revenue	% of Total	Revenue	% of Total	Revenue	% of Total
Firm-Fixed-Price	$72,978	26%	$36,121	12%	$230,604	26%	$239,865	28%
Cost-Plus and Cost Reimbursable ¹	210,804	74%	262,940	88%	671,755	74%	629,625	72%
Total Revenue	$283,782		$299,061		$902,359		$869,490

¹ Includes time and material contracts

	Three Months Ended				Nine Months Ended
(In thousands)	September 30, 2016		September 25, 2015		September 30, 2016		September 25, 2015
Contract Relationship	Revenue	% of Total	Revenue	% of Total	Revenue	% of Total	Revenue	% of Total
Prime Contractor	$277,787	98%	$275,795	92%	$848,582	94%	$787,032	91%
Sub Contractor	5,995	2%	23,266	8%	53,777	6%	82,458	9%
Total Revenue	$283,782		$299,061		$902,359		$869,490

Source: Vectrus, Inc.